[Graphic Omitted]                                            [Graphic Omitted]
ARTICLES OF AMENDMENT OF THE
ARTICLES OF INCORPORATION
State Form 38333 (R10 /1-03)
Approved by State Board of Accounts, 1995

                          ARTICLES OF AMENDMENT OF THE
                          ARTICLES OF INCORPORATION OF

Name of Corporation                              Date of incorporation

Datastand Technologies, Inc.                       October 7, 1996

The undersigned officers of the above referenced Corporation hereinafter referred to as the "Corporation") existing pursuant to the provisions of:
(indicate appropriate act)

[X] Indiana Business Corporation Law [ ] Indiana Professional Corporation Act of 1983 as amended (hereinafter referred to as the "Act"), desiring to give notice of corporate action effectuating amendment of certain provisions of its Articles of Incorporation, certify the following facts:

                             ARTICLE I Amendment(s)

The exact text of Article(s)        111      of the Articles of Incorporation is
now as follows:

(NOTE: If amending the name of corporation, write Article "I" in space above and write "The name of the Corporation is ____________________," below.)


Number of shares the Corporation is authorized to issue:

20 million preferred shares par value $0.001
80 million common shares par value $0.001

Upon the filing of these Articles of Amendment to the Articles of Incorporation, each three (3) shares of common stock outstanding shall be reclassified and combined into one (1) share of common stock automatically and without any action by the holder thereof. No fractional shares of common stock shall be issued and the Corporation shall pay cash equal to the fraction multiplied by the closing price on the day of filing these Articles of Amendment.






                                   ARTICLE II

Date of each amendment's adoption:    June 2, 2004



                         (Continued on the reverse side)

                     ARTICLE III Manner of Adoption and Vote

Mark applicable section: NOTE - Only in limmited situations does Indiana law permit an Amendment without shareholder approval. Because a name change requires shareholder approval, Section 2 must be marked and either A or B completed.

[ X ] SECTION 1 This amendment was adopted by the Board of Directors or incorporators and shareholder action was not required.

[   ] SECTION 2 The shareholders of the Corporation entitled to vote in respect to the amendment adopted the proposed amendment.  The  amendment was adopted by:
(Shareholder approval may be by either A or B.)

     A. Vote of such shareholders during a meeting called by the Board of Directors. The result of such vote is as follows:

         [     ] Shares entitled to vote.
         [     ] Number of shares represented at the meeting.
         [     ] Shares voted in favor.
         [     ] Shares voted against.

     B. Unanimous written consent executed on _______________________ , 20 _____ and signed by all shareholders entitled to vote.

                  ARTICLE IV Compliance with Legal Requirements

The manner of the adoption of the Articles of Amendment and the vote by which they were adopted constitute full legal compliance with the provisions of the Act, the Articles of Incorporation, and the By-Laws of the Corporation.

I hereby verify, subject to the penalties of perjury, that the statements contained herein are true, this 2nd day of June, 2004.

Signature of current officer            Printed name of officer or chairman
or chairman of the board                of the board

/s/ Nick Montesano                      Nick Montesano

Signator's title

CEO and CFO